EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2018 Results

Record Quarterly Operating Income Increases to $28.3 million

Third Quarter 2018 Highlights

  Operating revenue of $158.7 million
  Operating income of $28.3 million
  Net income of $15.5 million, resulting in net income of $0.31 per share
  Adjusted OIBDA of $74.1 million

Please refer to our Third Quarter 2018 Earnings Presentation Supplement available at https://investor.shentel.com/ for additional information, including matters that will be referenced during the Company’s conference call. Included in this release are certain non-GAAP financial measures that are not determined in accordance with US generally accepted accounting principles. Please refer to page 10 for additional information for non-GAAP measures.

EDINBURG, Va., Nov. 06, 2018 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announces financial and operating results for the three months ended September 30, 2018.

Third Quarter Results

Consolidated

  Net income for the three months ended September 30, 2018 was $15.5 million, or $0.31 per share, compared with net income of $3.5 million, or $0.07 per share, in the third quarter of 2017. Effective January 1, 2018, the Company adopted the new revenue recognition standard (Topic 606) that requires the Company to record costs such as commissions for the national sales channel that are settled separately with Sprint as reductions of revenue. Previously these costs were recorded in costs of goods and services and in selling, general and administrative expense. Excluding the impact of adopting Topic 606, third quarter net income was $11.8 million, or $0.24 per basic share, due to the deferral of certain commissions and device costs as required by the new revenue recognition standard.

  Operating revenue for the three months ended September 30, 2018 was $158.7 million, representing a year-over-year increase of 4.6%, compared with $151.8 million for the three months ended September 30, 2017. Excluding the impact of adopting Topic 606, total operating revenue increased approximately $11.5 million, or 7.6%, driven by Wireless and Cable operations.

  Operating expenses for the third quarter of 2018 were $130.4 million, compared with $142.3 million for the equivalent quarter in the prior year. Excluding the impact of adopting Topic 606, operating expenses decreased approximately $2.2 million, or 1.6% due to the absence of acquisition and integration costs related to the prior year nTelos integration, and a decrease in depreciation and amortization as assets acquired in the nTelos acquisition were retired. These declines were partially offset by increases in network and selling costs associated with the continued expansion of our networks to support the increased demand from the growing subscriber base.

  Operating income increased 199.0% in the third quarter of 2018 to $28.3 million from $9.5 million in the equivalent quarter of the prior year. Excluding the impact of adopting Topic 606, operating income increased approximately $13.7 million, or 144.8%.

  Adjusted OIBDA for the three months ended September 30, 2018 was $74.1 million, compared with $66.9 million for the three months ended September 30, 2017. Continuing OIBDA for the three months ended September 30, 2018 was $64.5 million, compared with $57.9 million for the three months ended September 30, 2017. The adoption of Topic 606 did not have an impact on Adjusted OIBDA.

Wireless

  Wireless operating revenue increased $3.6 million, compared with the three months ended September 30, 2017. Excluding the impact of Topic 606, wireless operating income increased 233%. The increase was driven by growth in postpaid and prepaid PCS subscribers, improvements in PCS average monthly churn for postpaid and prepaid, and was partially offset by a decline in postpaid average revenue per subscriber related to promotions and discounts.

  Wireless operating expenses for the three months ended September 30, 2018 were $88.7 million, compared with $105.8 million for the three months ended September 30, 2017, a year over year decrease of 16.1%.  Excluding the impact of adopting Topic 606, operating expenses decreased $7.6 million due to repricing Wireless backhaul circuits to market rates, migrating Wireless voice traffic from traditional circuit-switched facilities to more cost effective VoIP facilities, reducing back-office expenses that were required to support former nTelos subscribers that migrated to Sprint's back-office in 2017, and a reduction in acquisition, integration and migration expenses as the integration of the acquired nTelos business was completed during 2017.

  Wireless Adjusted OIBDA for the three months ended September 30, 2018 was $62.6 million, compared with $54.2 million for the three months ended September 30, 2017. Wireless Continuing OIBDA for the three months ended September 30, 2018 was $53.0 million, compared with $45.2 million from the three months ended September 30, 2017.

  Shentel served 785,537 wireless postpaid retail PCS subscribers as of September 30, 2018, an increase of 57,583 over the third quarter of 2017.  Postpaid churn for the three months ended September 30, 2018, was 1.84%, compared with 2.19% for the three months ended September 30, 2017. The Company had net additions of 4,879 postpaid customers in the three months ended September 30, 2018, compared with net losses of 4,710 for the three months ended September 30, 2017. As of the three months ended September 30, 2018, tablets and data devices were 8.5% of the postpaid base.

Cable

  Cable operating revenue for the third quarter of 2018 was $32.2 million, representing a year over year increase of 7.0% compared with $30.1 million for the three months ended September 30, 2017. The growth in Cable revenue was primarily due to increases in broadband and voice subscribers and video rate increases. The adoption of Topic 606 did not have a significant impact on Cable operating revenue.

  Cable operating expenses for the third quarter of 2018 were $26.3 million, a year over year decrease of 0.4% compared with $26.5 million for the three months ended September 30, 2017. The decrease was driven by a decline in video operating expenses. The Company lost 3,286 video users while adding 3,647 broadband users and 849 voice users, since September 30, 2017.

  Cable Adjusted OIBDA for the three months ended September 30, 2018 was $11.8 million, compared with $10.0 million for the three months ended September 30, 2017.

Wireline

  Wireline operating revenue for the three months ended September 30, 2018 was $19.6 million, compared with $19.9 million for the prior year third quarter. The decrease in operating revenues was primarily attributable to migrating Wireless backhaul circuits from traditional circuit-switched facilities to more cost effective Voice Over IP ("VoIP") facilities. The adoption of Topic 606 did not have a significant impact on Wireline operating revenue.

  Wireline operating expenses for the three months ended September 30, 2018 were $14.5 million, compared with $14.8 million for the quarter ended September 30, 2017. This decrease was primarily attributable to a reduction in network costs.

  Wireline Adjusted OIBDA for the three months ended September 30, 2018 was $8.5 million, compared with $8.4 million for the prior year equivalent quarter.

President and CEO Christopher E. French commented, "Throughout 2018, our focus has been on operational execution, particularly in terms of capitalizing on the competitive advantage provided by our state-of-the-art network and expanded wireless geographic area to drive distribution levels and activation rates in the markets we serve.  Our third quarter results built upon the momentum established in the first half of the year, as characterized by solid consolidated revenue growth, triple digit increases in operating income, significantly enhanced net profitability and improved adjusted OIBDA.

“In the Wireless segment, we saw growth in both postpaid and prepaid customers and believe our continued success adding customers is directly related to our ability to provide consistent coverage, optimal capacity and excellent service.  Our Cable segment showed continued progress as reflected in increased RGUs and 6% revenue growth.  As consumer expectations for high speed bandwidth and reliable service intensify, growing marketplace recognition of Shentel’s ability to deliver those capabilities allows us to attract new customers while also meeting the needs of existing customers seeking upgraded service plans.  The continued success and growth of our business relies on the satisfaction of our customers and we remain focused on providing reliable and robust network coverage and consistency across all offerings throughout our entire service footprint."

Network & Technology Highlights

  Beginning in 2018, we began transitioning Wireless backhaul circuits from traditional circuit-switched facilities to VoIP facilities to reduce our overall network costs. We expect to complete the transition by year-end 2018.

Other Information

  Capital expenditures were $92.3 million in the nine months ended September 30, 2018 compared with $109.4 million in the comparable 2017 period. Capital expenditures are expected to be between $145 million and $155 million for the full year 2018 depending on the timing of deliveries of equipment.  Delays in equipment deliveries could shift spending into 2019.

  Outstanding debt at September 30, 2018 totaled $778.8 million, net of unamortized loan costs, compared to $822.0 million as of December 31, 2017.  As of September 30, 2018, no amounts were outstanding under the revolving line of credit. The total leverage ratio as of September 30, 2018 was 2.61.

  We declared a cash dividend of $0.27 per share. The dividend is an increase of $0.01 per share or 3.8% over the 2017 dividend. The dividend will be payable November 30, 2018, to shareholders of record as of the close of business on November 12, 2018. The total payout to shareholders, before reinvestment, will be approximately $13.4 million. The Company has paid an annual dividend every year since 1960, when its predecessor Shenandoah Telephone Company declared its first dividend.

Conference Call and Webcast

Teleconference Information:

Date: November 6, 2018
Time: 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 1996245

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through December 6, 2018 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, North Carolina, Kentucky, and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications, Inc.
James F. Woodward
Senior Vice President, Finance and Chief Financial Officer
540-984-5990
James.Woodward@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
IMS Investor Relations
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating revenue:	2018	2017	2018	2017
Service revenue and other	$142,768	$149,788	$419,819	$450,617
Equipment revenue	15,963	1,994	49,551	8,303
Total operating revenue	158,731	151,782	469,370	458,920
Operating expenses:
Cost of services	47,886	48,552	146,362	145,744
Cost of goods sold	15,036	7,282	46,007	17,232
Selling, general and administrative	27,452	42,199	86,117	125,374
Acquisition, integration and migration expenses	—	1,706	—	9,873
Depreciation and amortization	40,028	42,568	124,632	132,297
Total operating expenses	130,402	142,307	403,118	430,520
Operating income (loss)	28,329	9,475	66,252	28,400
Other income (expense):
Interest expense	(9,001)	(9,823)	(27,184)	(28,312)
Gain (loss) on investments, net	88	202	112	395
Non-operating income (loss), net	966	1,003	2,770	3,482
Income (loss) before income taxes	20,382	857	41,950	3,965
Income tax expense (benefit)	4,848	(2,677)	10,207	(1,830)
Net income (loss)	$15,534	$3,534	$31,743	$5,795

Net income (loss) per share, basic and diluted:
Basic net income (loss) per share	$0.31	$0.07	$0.64	$0.12
Diluted net income (loss) per share	$0.31	$0.07	$0.63	$0.12
Weighted average shares outstanding, basic	49,559	49,133	49,527	49,100
Weighted average shares outstanding, diluted	50,117	49,959	50,044	49,869

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$75,207	$78,585
Other current assets	130,858	94,310
Total current assets	206,065	172,895

Investments	12,296	11,472
Property, plant and equipment, net	669,709	686,327
Intangible assets, net	381,537	380,979
Goodwill	146,497	146,497
Deferred charges and other assets, net	53,723	13,690
Total assets	$1,469,827	$1,411,860

Total current liabilities	137,615	137,584
Long-term debt, less current maturities	694,045	757,561
Other liabilities	193,182	166,493
Total shareholders’ equity	444,985	350,222
Total liabilities and shareholders’ equity	$1,469,827	$1,411,860

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$31,743	$5,795
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	106,002	113,437
Amortization	18,630	18,860
Amortization reflected as rent expense in cost of services	372	2,173
Bad debt expense	1,362	1,479
Stock based compensation expense, net of amount capitalized	4,578	3,053
Waived management fee	28,164	27,068
Deferred income taxes	(1,989)	(12,251)
(Gain) loss on investments	(112)	(308)
Net (gain) loss from patronage and equity investments	(2,300)	(2,315)
Amortization of long-term debt issuance costs	3,472	3,572
Accrued interest and other	205	1,633
Changes in assets and liabilities:
Accounts receivable	(5,492)	6,418
Inventory, net	741	31,604
Income taxes receivable	14,932	(8,704)
Other assets	(13,393)	(162)
Accounts payable	(1,913)	(30,795)
Income taxes payable	—	(435)
Deferred lease	4,159	3,729
Other deferrals and accruals	(361)	(5,146)
Net cash provided by (used in) operating activities	188,800	158,705

Cash flows from investing activities:
Acquisition of property, plant and equipment	(92,309)	(109,435)
Proceeds from sale of assets	540	356
Cash distributions (contributions) from investments and other	(1)	4
Sprint expansion	(52,000)	(6,000)
Net cash provided by (used in) investing activities	(143,770)	(115,075)

Cash flows from financing activities:
Principal payments on long-term debt	(46,375)	(24,250)
Proceeds from revolving credit facility borrowings	15,000	—
Proceeds from credit facility borrowings	—	25,000
Principal payments on revolving credit facility	(15,000)	—
Taxes paid for equity award issuances	(2,033)	(5,106)
Net cash provided by (used in) financing activities	(48,408)	(4,356)
Net increase (decrease) in cash and cash equivalents	(3,378)	39,274
Cash and cash equivalents, beginning of period	78,585	36,193
Cash and cash equivalents, end of period	$75,207	$75,467

The Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018, using the modified retrospective method as discussed in Note 2, Revenue from Contracts with Customers. The following table identifies the impact that the application of Topic 606 had on the Company for the three months ended September 30, 2018:

	Three Months Ended September 30, 2018
		Topic 606 Impact - CONSOLIDATED
($ in thousands, except per share amounts)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 09/30/2018
Service revenue and other	$161,076	$(23,174)	$—	$4,866	$142,768
Equipment revenue	2,178	—	13,785	—	15,963
Total operating revenue	163,254	(23,174)	13,785	4,866	158,731
Cost of services	48,001	—	—	(115)	47,886
Cost of goods sold	7,870	(6,619)	13,785	—	15,036
Selling, general & administrative	44,164	(16,555)	—	(157)	27,452
Depreciation and amortization	40,028	—	—	—	40,028
Total operating expenses	140,063	(23,174)	13,785	(272)	130,402
Operating income (loss)	23,191	—	—	5,138	28,329
Other income (expense)	(7,947)	—	—	—	(7,947)
Income tax expense (benefit)	3,486	—	—	1,362	4,848
Net income (loss)	$11,758	$—	$—	$3,776	$15,534

Earnings (loss) per share
Basic	$0.24			$0.07	$0.31
Diluted	$0.23			$0.08	$0.31
Weighted average shares outstanding, basic	49,559				49,559
Weighted average shares outstanding, diluted	50,117				50,117

(1) Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs for both postpaid and prepaid, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the postpaid national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.

(2) Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue and related costs from device sales are recorded gross. These amounts were approximately $63.8 million in 2017.

(3) Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 53 months. In Cable and Wireline, installation revenues are recognized over a period of approximately 10-11 months. The deferred balance as of September 30, 2018 is approximately $71.9 million and is classified on the balance sheet as current and non-current assets, as applicable.

The following table identifies the impact that the application of Topic 606 had on the Company's Wireless operations for the three months ended September 30, 2018:

	Three Months Ended September 30, 2018
		Topic 606 Impact - WIRELESS
($ in thousands)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 09/30/2018
Service revenue	$114,615	$(23,174)	$—	$4,858	$96,299
Equipment revenue	1,881	—	13,785	—	15,666
Tower and other revenue	4,134	—	—	—	4,134
Total operating revenue	120,630	(23,174)	13,785	4,858	116,099
Cost of services	32,253	—	—	—	32,253
Cost of goods sold	7,774	(6,619)	13,785	—	14,940
Selling, general & administrative	27,746	(16,555)	—	—	11,191
Depreciation and amortization	30,363	—	—	—	30,363
Total operating expenses	98,136	(23,174)	13,785	—	88,747
Operating income (loss)	$22,494	$—	$—	$4,858	$27,352

(1) Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs for both postpaid and prepaid, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the postpaid national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.

(2) Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue and related costs from device sales are recorded gross. These amounts were approximately $63.8 million in 2017.

(3) Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 53 months. The deferred balance as of September 30, 2018 is approximately $71.9 million and is classified on the balance sheet as current and non-current assets, as applicable.

Non-GAAP Financial Measures

In managing our business and assessing our financial performance, management supplements the information provided by the financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense, amortization of deferred costs related to the impacts of the adoption of Topic 606, and adjusted to include the benefit received from the waived management fee by Sprint. Continuing OIBDA is defined as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint. Adjusted OIBDA and Continuing OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes these measures facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of our peers and other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include, but are not limited to, the following:

  they do not reflect capital expenditures;
  they do not reflect the impacts of adoption of Topic 606;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The adoption of the new revenue recognition standard did not impact Adjusted OIBDA.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three months ended September 30, 2018 and 2017:

Adjusted OIBDA and Continuing OIBDA

Three Months Ended September 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$27,352	$5,834	$5,122	$(9,979)	$28,329
Impact of ASC topic 606	(4,868)	(172)	(77)	—	(5,117)
Depreciation and amortization	30,363	6,102	3,435	128	40,028
Share-based compensation expense	—	—	—	1,171	1,171
Benefit received from the waived management fee (1)	9,558	—	—	—	9,558
Amortization of intangibles netted in rent expense	197	—	—	—	197
Actuarial (gains) losses on pension plans	—	—	—	(82)	(82)
Adjusted OIBDA	62,602	11,764	8,480	(8,762)	74,084
Waived management fee	(9,558)	—	—	—	(9,558)
Continuing OIBDA	$53,044	$11,764	$8,480	$(8,762)	$64,526

Three Months Ended September 30, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$6,745	$3,626	$5,089	$(5,985)	$9,475
Depreciation and amortization	32,929	6,192	3,249	198	42,568
(Gain) loss on asset sales	193	(19)	—	(10)	164
Share-based compensation expense	277	172	73	118	640
Benefit received from the waived management fee (1)	8,961	—	—	—	8,961
Amortization of intangibles netted in rent expense	1,580	—	—	—	1,580
Temporary back-office costs to support the billing operations through migration (2)	1,209	—	—	—	1,209
Integration and acquisition related expenses, and other	2,292	—	—	15	2,307
Adjusted OIBDA	54,186	9,971	8,411	(5,664)	66,904
Waived management fee	(8,961)	—	—	—	(8,961)
Continuing OIBDA	$45,225	$9,971	$8,411	$(5,664)	$57,943

_______________________________________________________
(1) Under our amended affiliate agreement, Sprint agreed to waive the Management Fees charged on both postpaid and prepaid revenues, up to $4.2 million per month, until the total amount waived reaches approximately $255.6 million, which is expected to occur in 2022.
(2) Represents back-office expenses required to support former nTelos subscribers that migrated to the Sprint back office.

Segment Results

Three Months Ended September 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$96,299	$28,578	$5,443	$—	$—	$130,320
Equipment revenue	15,666	234	63	—	—	15,963
Other	2,871	2,104	7,473	—	—	12,448
Total external revenue	114,836	30,916	12,979	—	—	158,731
Internal revenue	1,263	1,266	6,643	—	(9,172)	—
Total operating revenue	116,099	32,182	19,622	—	(9,172)	158,731
Operating expenses
Cost of services	32,253	14,837	9,266	(12)	(8,458)	47,886
Cost of goods sold	14,940	78	19	(1)	—	15,036
Selling, general and administrative	11,191	5,331	1,780	9,864	(714)	27,452
Depreciation and amortization	30,363	6,102	3,435	128	—	40,028
Total operating expenses	88,747	26,348	14,500	9,979	(9,172)	130,402
Operating income (loss)	$27,352	$5,834	$5,122	$(9,979)	$—	$28,329

Three Months Ended September 30, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$107,395	$26,934	$5,126	$—	$—	$139,455
Equipment revenue	1,742	219	33	—	—	1,994
Other	2,129	1,937	6,267	—	—	10,333
Total external revenue	111,266	29,090	11,426	—	—	151,782
Internal revenue	1,239	999	8,425	—	(10,663)	—
Total operating revenue	112,505	30,089	19,851	—	(10,663)	151,782
Operating expenses
Cost of services	33,825	14,858	9,796	—	(9,927)	48,552
Cost of goods sold	7,216	55	11	—	—	7,282
Selling, general and administrative	30,099	5,358	1,706	5,772	(736)	42,199
Acquisition, integration and migration expenses	1,691	—	—	15	—	1,706
Depreciation and amortization	32,929	6,192	3,249	198	—	42,568
Total operating expenses	105,760	26,463	14,762	5,985	(10,663)	142,307
Operating income (loss)	$6,745	$3,626	$5,089	$(5,985)	$—	$9,475

Supplemental Information

Subscriber Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers, as of the dates shown:

	9/30/2018 (3)	12/31/2017 (4)	9/30/2017 (4)
Retail PCS subscribers - postpaid	785,537	736,597	727,954
Retail PCS subscribers - prepaid (1)	255,462	225,822	224,609
PCS market POPS (000) (2)	7,024	5,942	6,047
PCS covered POP (000) (2)	5,921	5,272	5,157
CDMA base stations (sites)	1,788	1,623	1,544
Towers owned	193	192	201
Non-affiliate cell site leases	192	192	192

_______________________________________________________
(1) As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
(2) "POPS" refers to the estimated population of a given geographic area. Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. As of December 31, 2017, the data source for POPS is U.S. census data. Historical periods previously referred to other third party population data and have been recast to refer to U.S. census data.
(3) Beginning February 1, 2018 includes Richmond Expansion Area.
(4) Beginning April 6, 2017 includes Parkersburg Expansion Area.

	Three Months Ended September 30,
	2018	2017
Gross PCS subscriber additions - postpaid	48,111	43,320
Net PCS subscriber additions (losses) - postpaid	4,879	(4,710)
Gross PCS subscriber additions - prepaid (1)	38,486	37,653
Net PCS subscriber additions (losses) - prepaid (1)	3,408	2,571
PCS average monthly retail churn % - postpaid	1.84%	2.19%
PCS average monthly retail churn % - prepaid (1)	4.62%	5.25%

_______________________________________________________
(1) As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts and churn % have been adjusted accordingly.

The subscriber statistics shown above include the following:

	February 1, 2018	April 6, 2017	May 6, 2016
	Richmond Expansion Area	Parkersburg Expansion Area	nTelos Area
PCS subscribers - postpaid	38,343	19,067	404,965
PCS subscribers - prepaid (1)	15,691	4,517	154,944
Acquired PCS market POPS (000)	1,082	511	3,099
Acquired PCS covered POPS (000)	602	244	2,298
Acquired CDMA base stations (sites) (2)	105	—	868
Towers	—	—	20
Non-affiliate cell site leases	—	—	10

_______________________________________________________ (1) Excludes Lifeline subscribers.
(2) As of September 30, 2018 we have shut down 107 overlap sites associated with the nTelos Area.

The following table shows selected operating statistics for Cable as of the dates shown:

	September 30, 2018	December 31, 2017	September 30, 2017
Homes passed (1)	185,119	184,910	184,881
Customer relationships (2)
Video users	41,807	44,269	45,290
Non-video customers	37,619	33,559	32,663
Total customer relationships	79,426	77,828	77,953
Video
Customers (3)	44,093	46,613	47,379
Penetration (4)	23.8%	25.2%	25.6%
Digital video penetration (5)	77.8%	76.2%	76.0%
Broadband
Available homes (6)	185,119	184,910	184,881
Users (3)	67,089	63,918	63,442
Penetration (4)	36.2%	34.6%	34.3%
Voice
Available homes (6)	185,119	182,379	182,350
Users (3)	23,268	22,555	22,419
Penetration (4)	12.6%	12.4%	12.3%
Total revenue generating units (7)	134,450	133,086	133,240
Fiber route miles	3,436	3,356	3,340
Total fiber miles (8)	134,411	122,011	121,331
Average revenue generating units	133,617	132,759	132,704

(1) Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
(2) Customer relationships represent the number of billed customers who receive at least one of our services.
(3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
(4) Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5) Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
(6) Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
(7) Revenue generating units are the sum of video, voice and high-speed internet users.
(8) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics for Wireline as of the dates shown:

	September 30, 2018	December 31, 2017	September 30, 2017
Telephone access lines	17,786	17,933	18,006
Long distance subscribers	9,107	9,078	9,107
Video customers (1)	4,796	5,019	5,110
Broadband customers	14,734	14,665	14,605
Fiber route miles	2,112	2,073	2,040
Total fiber miles (2)	158,526	154,165	149,944

_______________________________________________________ (1) Wireline’s video service passes approximately 16,500 homes.
(2) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.